SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                             SECURITIES ACT OF 1934


      Date of Report (Date of earliest event reported) November 15, 2004
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                          AMCON DISTRIBUTING COMPANY
                          --------------------------
           (Exact name of registrant as specified in its charter)


   DELAWARE                         0-24708                    47-0702918
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(State or other                   (Commission                (IRS Employer
jurisdiction of                   File Number)             Identification No.)
incorporation)


                       7405 Irvington Road, Omaha, NE 68122
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                (Address of principal executive offices) (Zip Code)


                                (402) 331-3727
                                --------------
             (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

















Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2004, AMCON Distributing Company ("AMCON") and its subsidiaries The Beverage Group, Inc., Chamberlin Natural Foods, Inc., Hawaiian Natural Water Company, Inc., and Health Food Associates, Inc. (collectively, the "Borrowers") entered into an Amended and Restated Loan and Security Agreement (the "Loan Agreement") with LaSalle Bank, N.A ("LaSalle"), Gold Bank and any other lenders from time to time party thereto.

The Loan Agreement provides the Borrowers with up to a $55 million revolving line of credit, subject to certain collateral limitations as set forth in the Loan Agreement. The line of credit terminates on April 30, 2007. The Borrowers may use the line of credit for working capital needs and for other corporate purposes. Borrowings under the line of credit bear interest at Prime Rate (as defined in the Loan Agreement) as in effect from time to time or a fixed rate equal to the LIBOR Rate (as defined in the Loan Agreement) plus 250 basis points, as set forth in the Loan Agreement.

The Loan Agreement also provides the Borrowers with two term loans. The first term loan ("Term Loan A") has a principal balance of approximately $1.2 million, a five year term, and bears interest at Prime Rate.

The second term loan ("Term Loan B") has a principal balance of $5 million and bears interest at the Prime Rate plus two percent. The Registrant is required to begin making monthly payments of $275 thousand starting May 1, 2005 with any remaining principal and unpaid, accrued interest due April 30, 2007. The proceeds from Term Loan B together with $2 million raised from the sale of 80,000 shares of the Series B Preferred Stock were used to pay off approximately $6.8 million of the Registrant's subordinated debt issued in 1999 in connection with its acquisition of Health Food Associates, Inc.

The Loan Agreement contains customary events of default and covenants related to limitations on indebtedness and the maintenance of certain financial ratios.

As a condition to entering into the Loan Agreement, William Wright, Chairman and Chief Executive Officer of AMCON, entered into a Continuing Unconditional Guaranty (the "Guaranty") in favor of LaSalle Bank and Gold Bank in which Mr. Wright has agreed to guarantee the payment of principal, interest and other obligations of the Borrowers due to the Lenders under the Loan Agreement up to a maximum of $10 million. In consideration for this Guaranty, AMCON has agreed to pay Mr. Wright a guaranty fee equal to two percent per annum of the then maximum amount of the Guaranty as determined in accordance with the terms of the Guaranty. Mr. Wright's Guaranty is secured by a pledge of the shares of The Beverage Group, Chamberlin Natural Foods, Hawaiian Natural Water Company and Health Food Associates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01, "Entry into a Definitive Material Agreement," is hereby incorporated by referenced into this Item 2.03.






Item 3.03.  Material Modification to Rights of Security Holders

Under the terms of the Loan Agreement, AMCON is allowed to pay dividends on its (i) common stock in an aggregate amount up to $0.72 per share in any fiscal year, (ii) Series A Preferred Stock in accordance with the terms of such stock in an aggregate amount up to $172,000 in any fiscal year and (iii) Series B Preferred Stock in accordance with the terms of such stock in an aggregate amount up to $140,000 in any fiscal year; provided, however, that no such dividends may be paid if an Event of Default (as defined in the Loan Agreement) shall have occurred prior to, or would occur as a result of, any such dividend payment.
                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                AMCON DISTRIBUTING COMPANY
                                     (Registrant)



Date: November 19, 2004         By :     Michael D. James
                                         -------------------------
                                Name:    Michael D. James
                                Title:   Vice President &
                                           Chief Financial Officer